Exhibit 10.8

FORM OF PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”), dated as of [   ], 20[ ] (the “Effective Date”), is entered into by [   ], L.L.C., a Delaware limited liability company (“Owner”), IPC Alternative Real Estate Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and Inland Commercial Real Estate Services LLC, a Delaware limited liability company (“Property Manager”).

WITNESSETH

WHEREAS, Owner is a wholly owned subsidiary of the Operating Partnership.

WHEREAS, the Operating Partnership is the operating partnership for the Company, IPC Alternative Real Estate Income Trust, Inc. (the “Company”).

WHEREAS, Owner owns the land and improvements legally described on Exhibit A attached hereto and made a part hereof (the “Premises”).

WHEREAS, Owner, the Operating Partnership, and the Company desire to avail themselves of the experience, sources of information, advice, assistance and facilities available to the Property Manager and to have the Property Manager undertake, subject to the approval of Owner and the Operating Partnership, the duties and responsibilities hereinafter set forth.

WHEREAS, the Property Manager is willing to undertake to render these services, subject to, among other things, the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Exclusive Management. Owner hereby engages Property Manager exclusively, to perform the services described herein for the Premises, upon the terms and conditions hereinafter set forth herein and Property Manager accepts such exclusive engagement.

2. Term and Termination.

a. Term. The term of this Agreement shall begin on [   ], 20[ ] and end on December 31, 20[ ] (the “Initial Term”). Unless terminated as provided in Section 2(b) below, the term shall thereafter automatically renew for successive one-year periods (each, a “Renewal Term”), with the first such one-year renewal period commencing on January 1, 20[ ], and ending on December 31, 20[ ].

b. Termination. This Agreement may be terminated prior to the expiration of the Initial Term or the then current Renewal Term, as follows:

i. Either party may terminate this Agreement if not less than sixty (60) days prior to the expiration of the Initial Term or the current Renewal Term,

as applicable, it notifies the other party hereto in writing that it elects to terminate this Agreement, in which case this Agreement shall be terminated on the last day of the Initial Term or the current Renewal Term, as applicable.

ii.    At the sole option of Owner, this Agreement shall be terminated immediately upon written notice of termination from Owner to the Property Manager if any of the following events occurs:

A.	the Property Manager violates any provision of this Agreement and fails to cure such violation on or before thirty (30) days after receipt of written notice of such violation from Owner;

B.

a court of competent jurisdiction enters a decree or order for relief in respect of the Property Manager in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property or orders the winding up or liquidation of the Property Manager’s affairs; or

C.

the Property Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

The Property Manager agrees that if any of the events specified in subsections (B) and (C) of this Section 2(b)(ii) occur, it will give written notice thereof to Owner within seven (7) days after the occurrence of any such event.

iii.    This Agreement may be terminated at any time upon mutual consent of both parties.

iv.    This Agreement may be terminated by Owner or Property Manager effective as of the date of sale of the Premises by Owner.

3.    Property Manager Duties. Owner hereby gives Property Manager the exclusive authority and power, as agent for Owner, to provide the services listed in this Section 3 and elsewhere in this Agreement. Property Manager shall be entitled at all times to manage the Premises in accordance with Property Manager’s standard operating policies and procedures all in accordance with the budget approved by Owner, except to the extent that any specific provisions contained herein are to the contrary, in which case Property Manager shall manage the Premises consistent with the specific provisions of this Agreement.

a.    Collection of Gross Income.

i.    Property Manager shall collect all rents and assessments and other monies due Owner related to the Premises (all such items being referred to herein as “Gross Income”). Property Manager shall give Owner receipts therefor and, subject to any lock-box provisions set forth in the applicable loan documents, deposit all such Gross Income collected hereunder in Property Manager’s custodial account which Property Manager will open and maintain, in a state or national bank of Property Manager’s choice, exclusively for the Premises and any other properties owned by Owner ((or any entity that is owned or controlled by the Operating Partnership) and managed by Property Manager. Unless otherwise required by Owner, Property Manager shall be permitted to comingle the funds in such custodial account with funds attributable to any other properties owned by Owner or entities owned or controlled by the Operating Partnership and managed by Property Manager. Owner agrees that Property Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in the custodial account. Property Manager may endorse any and all checks received in connection with the operation of the Premises and drawn to the order of Owner and Owner upon request, shall furnish Property Manager’s depository with an appropriate authorization for Property Manager to make the endorsement.

ii.    When applicable, Property Manager shall collect and bill for security deposits, assessments and other items, including but not limited to calculating, preparing and mailing all invoices for tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income as stipulated in the leases. At the request of Owner or the Operating Partnership, Property Manager will administer, and create if necessary, a bill-back program for tenant utility consumption unless prohibited by local law.

b.    Payment of Expenses. From the custodial account established for the Premises, Property Manager shall pay all expenses of Owner with respect to the Premises from the Gross Income collected in accordance with Section 3(a)(i) hereof. In the event that expenses paid pursuant to this Section 3(b) exceed Gross Income for any monthly period, Property Manager shall notify Owner of same. Owner shall pay the excess amount immediately upon request from Property Manager. Nothing herein contained shall obligate Property Manager to advance its own funds on behalf of Owner. It is understood that the Gross Income will be used first, to pay operational expenses, including compensation to the Property Manager in the form of the property management fee (as set forth in Section 6(a) hereof); and second, to pay any mortgage indebtedness, including real estate tax and insurance impounds; provided however, such payments will only be made if sufficient Gross Income is available; provided, further, that nothing in this Agreement shall be interpreted in such a manner as to obligate the Property Manager to pay from Gross Income, any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent Owner advances additional funds to pay such expenses.

c.    Annual Budgets. Property Manager shall prepare an annualized budget for the operation of the Premises and submit the same to Owner and the Operating Partnership for approval (the “Annualized Budget”). Property Manager will use its commercially reasonable efforts to operate the Premises pursuant to the Annualized Budget; provided, however, Property Manager shall have no liability to Owner for failure to meet such Annualized Budget. The first Annualized Budget has been prepared and approved for the year commencing on the Effective Date and ending on December 31, 20[    ]. Notwithstanding the period covered by the first Annualized Budget, all subsequent Annualized Budgets shall cover the period from January 1st of each year through December 31st of the same year. The proposed Annualized Budget for each calendar year shall be submitted by Property Manager to Owner and the Operating Partnership by December 1st of the year preceding the year for which it applies, and Owner shall notify Property Manager within thirty (30) days after receipt of such Annualized Budget as to whether Owner and the Operating Partnership have or have not approved the proposed Annualized Budget. If Owner and the Operating Partnership do not approve the proposed Annualized Budget, Owner shall notify Property Manager of the specifics of such disapproval within such thirty (30) day period and Property Manager shall make the necessary amendments to the Annualized Budget. During the time Property Manager is preparing these amendments, Property Manager will continue to operate the Premises according to the last approved Annualized Budget. Owner’s and the Operating Partnership’s approval of the Annualized Budget shall constitute approval for Property Manager to expend sums for all budgeted expenditures, without the necessity to obtain additional approval of Owner and the Operating Partnership under any other expenditure limitations as set forth elsewhere in this Agreement.

d.    Non-Budgeted Expenses. Property Manager shall secure the approval of, and execution of appropriate agreements by, Owner and the Operating Partnership for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $50,000, securing for each item at least three (3) written bids, if practicable, or providing evidence satisfactory to Owner that the agreed amount is lower than industry standard pricing, from responsible contractors. Property Manager shall have the right from time to time during the term hereof, to contract with and make purchases from entities or affiliates of such entities providing services to the Operating Partnership or the Company and third party agents; provided that contract rates and prices are competitive with other available sources. Property Manager, at any time, and from time to time, may request and receive the prior written authorization of Owner for any one or more purchases or other expenditures, notwithstanding that Property Manager may otherwise be authorized hereunder to make such purchases or expenditures.

e.    Third-Party Agreements. Owner hereby appoints Property Manager as Owner’s authorized agent for the purpose of executing, as agent for Owner, any leases with tenants and agreements with third-parties necessary for operation of the Premises. For example, and not in limitation of the foregoing, Property Manager shall negotiate and enter into contracts for services and items in the Annualized Budget relating to the Premises.

f.    Property Manager Employees. Property Manager shall hire, supervise, discharge and pay salary and benefit expenses for all employees of Property Manager determined necessary to perform Property Manager’s duties described in this Agreement including, but not limited to managers, assistant managers, leasing consultants, engineers, janitors and maintenance supervisors. All expenses of such employment, including but not limited to, wages, salaries, insurance, benefits, employment related taxes, overhead and other governmental charges, shall be subject to reimbursement by Owner pursuant to Section 7 of this Agreement. The number and classification of employees serving the Premises shall be as determined by Property Manager to be appropriate for the proper operation of the Premises; provided that Owner may request changes in the number or classification of employees, and Property Manager shall make all requested changes unless in its judgment the resulting level of operation or maintenance of the Premises will be inadequate. Property Manager shall honor any collective bargaining contract covering employment at the Premises which is in effect upon the date of execution of this Agreement; provided that Property Manager shall not assume or otherwise become a party to any collective bargaining contract for any purpose whatsoever and all personnel subject to a collective bargaining contract shall be considered the employees of Owner and not Property Manager.

g.    Insured Losses.

i.    Property Manager shall be responsible for taking all steps necessary to file any claim for insured losses or damages; provided that Property Manager will not make any adjustments or settlements in excess of $50,000.00 without the prior written consent of Owner and the Operating Partnership.

ii.    Property Manager shall coordinate with the appropriate insurance company or companies, if applicable, to process claims.

iii.    Property Manager shall administer compliance of insurance provisions of tenant leases for all vendors and commercial tenants, including confirming insurance requirements for any special events at the Premises, and obtaining certificates of insurance.

iv.    At the request of Owner or the Operating Partnership, Property Manager shall assist Owner’s or the Operating Partnership’s insurance consultants with any necessary insurance matters.

v.    Property Manager shall attend Owner’s (as defined herein) meetings regarding loss control and claims.

h.    Monthly Remittance. Property Manager shall remit to Owner the excess of Gross Income over expenses paid pursuant to Section 3(b) hereof (“Net Proceeds”) for each month as directed by Owner at the address as stated in Section 8 hereof.

i.    Reporting. Upon the request of Owner or the Operating Partnership, Property Manager shall render reports for the Premises. Such reports may include specific and detailed line item information for budget comparison, expense detail, payables and receivables information, leasing progress, marketing information, peer comparison and all other measurements of the key performance indications of the Premises.

j.    Litigation. Property Manager shall institute and prosecute actions to evict tenants and to recover possession of the Premises or portions thereof, to sue for in the name of Owner of the Premises and recover rent and other sums due; and to settle, compromise and release such actions or suits, or reinstate such tenancies; provided, however, that Property Manager shall obtain the consent of Owner and the Operating Partnership prior to instituting any such proceedings. Property Manager and Owner shall concur on the selection of the attorney to handle any litigation.

k.    Replacements and Repairs. Pursuant to the Annual Budget and when applicable, Property Manager shall make or cause to be made all ordinary or emergency repairs and replacements necessary to preserve the Premises in its present condition, in all material respects, and for the operating efficiency thereof. Property Manager shall also perform all alterations required to comply with any lease requirements, work with municipalities to comply with any code or lender requirements, attend lender inspections and assist with the lender reserve requirement processes.

l.    Leasing Services. At the request of Owner, Property Manager shall provide the following leasing services.

i.    Property Manager shall perform leasing services for the Premises, including, but not limited to, hiring all third-party brokers, negotiating contracts with such brokers, tracking leasing progress on all assets and determining when to terminate and replace third-party brokers if necessary. Any commissions paid to third-party brokers shall be an expense of the Premises and charged to Owner.

ii.    Property Manager shall establish a leasing committee, comprised of Property Manager employees and Owner’s management, to oversee the leasing services rendered to Owner under this Agreement (the “Leasing Committee”). The Leasing Committee shall hold monthly meetings.

iii.    Property Manager shall monitor current market conditions, meet with tenants, brokers and future prospects and visit competitive properties in the surrounding area. Property Manager shall report its findings at the Leasing Committee Meetings.

iv.    From time to time, Property Manager shall attend conferences related to the asset class of the Premises, including, but not limited to, ICSC, BOMA, NAA, NMHC and NAIOP, as applicable. If requested by Owner or the Operating Partnership, Property Manager shall appropriately staff booths for Owner, the Operating Partnership or the Company at such conferences to represent their respective interests and coordinate all necessary marketing materials and events to maximize their respective exposure at such conferences.

v.    Property Manager shall negotiate all letters of intent for new leases (when applicable) and administer existing leases, including, but not limited to, processing assignments, renewal agreements and lease amendments. Upon the approval of Owner and the Operating Partnership, Property Manager shall have the authority to execute, on behalf of, and as agent of Owner, all documents related to leasing the Premises, including, but not limited to: leases, assignments, amendments and memorandums of leases

vi.    On an annual basis, Property Manager shall evaluate leasing activity of Premises and identify potential re-developments or re-configurations, including, but not limited to, discussions with the Leasing Committee of all proposals that have been sent and targeted to tenants, interested and un-interested.

vii.    On at least an annual basis, Property Manager shall visit the Premises to evaluate leasing activity, among other things.

viii.    Property Manager shall track all leasing calls and inquiries, and advise Owner and Operating Partnership of the calls and inquiries.

ix.    Property Manager shall prepare and maintain leasing reports as required by Owner which shall track performance of leasing activity.

x.    Property Manager shall review tenant credit reports for new tenants and assignments and subleases. When applicable, such review may include, but not be limited to, preparing full financial packages of review of both corporate and individual financial investigations, net worth analysis, net present value calculations and any other financial measures requested by Owner or the Operating Partnership. Property Manager shall be entitled to charge tenants for credit check fees and lease assignment and sublet fees (if provided by applicable lease) and shall not be required to remit such fees to Owner but may retain such fees.

xi.    If a proposed new lease for the Premises is outside the parameters set by the Annualized Budget, Property Manager shall complete analysis of credit and financials of the tenant under such proposed lease for the Leasing Committee’s review and approval at the Leasing Committee Meeting.

xii.    With respect to replacing tenants, Property Manager shall provide consultation regarding tenant mix (if the Premises has more than one tenant), market analysis, comparison information and site visits for leasing potential.

xiii.    Property Manager is prohibited from directing a tenant away from renewing a Premises lease, or a replacement tenant away from entering into a Premises lease, and toward leasing a property owned by an affiliate of Property Manager and located within a five-mile radius.

m.    Operations.

i.    Property Manager shall oversee capital expenditure execution and projection.

ii.    At the request of Owner or the Operating Partnership, Property Manager shall oversee construction management of all Owner obligated construction for new tenant build-outs and provide assistance with out-parcel development.

iii.    As requested by Owner or the Operating Partnership and if available for the Premises, Property Manager shall obtain and administer bulk purchasing and cost efficiency programs for utilities.

iv.    Property Manager shall monitor the environmental needs of the Premises including, but not limited to, the administration of operation and maintenance programs. If applicable, Property Manager shall supervise any remediation projects.

v.    Property Manager shall review and approve architectural plans for space and signage on the Premises.

vi.    Property Manager shall create preventative maintenance programs for the Premises and oversee crisis management for flood, fire, and hurricanes, etc.

n.    Marketing. At the request of Owner or the Operating Partnership, Property Manager shall create a marketing program for the Premises, including, but not limited to, preparing and maintaining a website.

o.    Real Estate Consultative Services.

i.    At the request of Owner or the Operating Partnership, Property Manager shall explore strategic alternatives for the Premises. In addition, Property Manager shall use a budget and forecasting tool, e.g., Cougar software, to assist in continuous review of Premises performance.

ii.    If applicable, Property Manager shall attend meetings concerning the Premises at the request of Owner or the Operating Partnership.

iii.    Property Manager shall provide oversight and management of disposition of the Premises if requested by Owner or the Operating Partnership.

iv.    At the request of Owner or the Operating Partnership, Property Manager shall perform additional tasks such as evaluating best use; taking calls for offers to purchase the Premises, determining potential out-parcel development, and reviewing additional GLA capabilities.

v.    Property Manager shall assist Owner and the Operating Partnership in analyzing the Premises for potential asset impairment issues.

vi.    If applicable, Property Manager shall work with Owner on CAM payment best-practice compliance and review of business intelligence and information management systems.

p.    Electronic Document Management. Property Manager shall organize all documents related to the Premises, including, but not limited to leases, contracts, invoices checks and receipts, in an electronic format with constant real time information for access by Owner.

q.    Tenant Credit Monitoring. If requested by Owner or the Operating Partnership, and where applicable, Property Manager shall:

i.    Perform tenant surveys to foster tenant retention and identify problems.

ii.    Dedicate staff to pursue difficult collection accounts, monitor bankruptcies and resolve material disputes.

r.    Post-Closing and New Building/Tenant Set-Up Duties. Property Manager shall coordinate any existing post-closing items including, but not limited to, the transfer of all utilities from the previous owner of the Premises, CAM reconciliations and prorations, if applicable, and bringing tenants into the software system of Owner and the Operating Partnership. In addition, Property Manager shall send tenants welcoming letters which include the direction to pay all future rents to Property Manager, wiring instructions, a form W-9, notification from the previous owner about the sale, a letter of introduction to property management and lease assignment and related documents, as requested.

4.    Tenant Responsibilities. Notwithstanding anything to the contrary herein, in the event that any tenant or tenants of the Premises have the obligation, pursuant to its or their leases, to perform any or all of the duties set forth in Section 3, Property Manager shall not be required to perform the same duties during the time when the leases are in full force and effect.

5.    Property Manager’s Liability/Indemnification. Owner and the Operating Partnership jointly and severally agree to indemnify, defend, protect, save and hold the Property Manager and all of its shareholders, officers, directors, employees, agents, successors and assigns (collectively, “Indemnified Parties”) harmless from any and all liabilities, claims, causes of action, demands, suits, proceedings, losses, judgments, damages, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to the Premises and from liability for damage to the Premises and injuries to or death of any person whomsoever; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Property Manager or any of the other Indemnified Parties.

6.    Compensation.

a.    Owner agrees to pay Property Manager each month as its management fee hereunder an amount equal to [            ] percent ([    ]%) of the Gross Income for the month in which the management fee is paid.

b.    In addition to the compensation payable pursuant to subsections (a), if applicable, Owner agrees to pay Property Manager a leasing services fee for any services performed by Property Manager pursuant to Section 3(l) of this Agreement. The amount of the leasing services fee shall be based upon the prevailing market rates applicable to the geographic market of the Premises, as mutually agreed upon by Owner and Property Manager.

c.    In addition to the compensation payable pursuant to subsections (a) and (b), if applicable, Owner agrees to pay Property Manager a construction management fee for any services performed by Property Manager pursuant to Section 3(m)(ii) of this Agreement. The amount of the construction management fee shall be based upon the prevailing market rates applicable to the geographic market of the Premises, as mutually agreed upon by Owner and Property Manager. In addition, Property Manager shall charge a construction services fee only in connection with a project having a total project cost in excess of ten thousand dollars ($10,000). The construction management fee shall be calculated on the total project cost as budgeted by Owner at the start of such construction project.

e.    If Owner requests any services beyond those specified herein, Property Manager may agree to provide the requested services upon terms mutually agreeable to Owner and Property Manager.

f.    Property Manager may decide, in its sole discretion, to be paid an amount less than the total amounts to which it is entitled with respect to any fee described in this Section 6, and the excess amount that is not paid, in Property Manager’s sole discretion, may be waived permanently or, as applicable, deferred or accrued, without interest, to be paid at a later point in time.

7.    Reimbursement. In addition to the compensation paid to Property Manager pursuant to Section 6 hereof, and subject to the limits herein, Owner shall reimburse Property Manager for all expenses attributable to Owner paid or incurred by Property Manager in providing the services hereunder, including all expenses and the costs of salaries and benefits of persons employed by Property Manager or its affiliates and performing services for Owner, except for the salaries and benefits of persons who also serve as an executive officer of Property Manager, or the Operating Partnership or the Company; provided, that in the case of personnel who also provide services for other entities sponsored by, or affiliated with, Inland Private Capital Corporation, Owner shall reimburse only a pro rata portion of the salary and benefits of these persons based on the amount of time spent by such persons on matters for Owner compared to the time spent by such persons on all other matters including Owner’s matters; provided, further, that in the event that the lease for the Premises is structured as a single-tenant “net” lease, Owner shall have no obligation to reimburse Property Manager for the costs of salaries and benefits of persons employed by Property Manager or its affiliates and performing services for Owner. Owner shall reimburse salaries and related salary expenses pursuant to this Section 7 irrespective of whether the services performed by the subject persons could have been performed directly for Owner by independent, non-affiliated third parties.

8.    Sub-Management. Notwithstanding anything to the contrary contained in this Agreement, upon the approval of Owner and the Operating Partnership, the duties of Property Manager as contained herein may be delegated by Property Manager and performed by an affiliate of Property Manager or third-party agent (a “SubManager”) with whom Property Manager contracts in writing for the purpose of performing such duties. Owner specifically grants Property Manager the authority to enter into management agreements with any SubManager; provided that Owner shall have no liability or responsibility to any SubManager for the payment of the SubManager’s fee or for reimbursement to the SubManager of its expenses or to indemnify the SubManager in any manner for any matter; and provided further that Property Manager shall require such Sub-Manager, in the written agreement setting forth the duties and obligations of such SubManager, to indemnify Owner for all loss, liability, damage or claims incurred by Owner or the Operating Partnership as a result of the delegation of duties by Property Manager to SubManager.

9.    No Structural Alterations. Owner and the Operating Partnership expressly withhold from Property Manager any power or authority to make any structural changes to any building on the Premises or to make any other major alterations or additions in or to any such building or equipment therein. Without the prior written direction from Owner and the Operating Partnership, Property Manager shall not incur any expense chargeable to Owner or the Operating Partnership, other than expenses its duties under this Agreement, except in the event where Property Manager makes all emergency repairs as may be required to ensure the safety of persons or property which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary services to the Premises.

10.    Notice of Non-Compliance with Laws. Property Manager shall be responsible for notifying Owner and the Operating Partnership in the event Property Manager receives a written notice that any building or other improvement on the Premises or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover (collectively, “Governmental Requirements”). Property Manager shall promptly forward to Owner and the Operating Partnership any material written complaints, warnings, notices or summonses received by the Property Manager relating to these matters. Owner represents to Property Manager that to Owner’s current actual knowledge the Premises, the structures thereon and all equipment servicing the Premises and structures thereon are in current compliance with all Governmental Requirements. In connection with any inquiry by any public authority or official, Property Manager is authorized to disclose name and address of Owner. In the event it is alleged or charged that any building or other improvement on the Premises or any equipment therein or any act or failure to act by Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of any Governmental Requirements, and the Property Manager, in its sole and absolute discretion, considers that the action or position of Owner with respect thereto may result in damages, fines, prosecutions or other liabilities to the Property Manager, Property Manager shall have the right to terminate this Agreement at any time by written notice to Owner of Property Manager’s election to do so, which termination shall be effective upon delivery of the notice to Owner. Property Manager’s termination of this Agreement pursuant to this Section 10 shall not release the indemnities of Owner set forth in this Agreement and shall not terminate any liability or obligation of Owner to Property Manager for any payment, reimbursement, or other sum of money then due and payable to the Property Manager hereunder, which shall be paid by Owner to Property Manager forthwith or by Property Manager’s deduction thereof from Gross Proceeds.

11.    Payment of Fees and Actions upon Termination.

a.    The Property Manager shall not be entitled to compensation after the date of termination of this Agreement for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon termination of this Agreement, the Property Manager shall:

i.    pay over to Owner and the Operating Partnership all monies collected and held for the account of Owner pursuant to this Agreement, after deducting any accrued compensation, reserves for obligations in the Property Manager’s name and related to the Premises, incurred but not yet paid, and reimbursement for expenses to which the Property Manager is entitled;

ii.    deliver to Owner and the Operating Partnership a full accounting, including a statement showing all payments collected by the Property Manager and a statement of all money held by the Property Manager, covering the period following the date of the last accounting furnished to Owner;

iii.    deliver to Owner and the Operating Partnership all property and documents of Owner and the Operating Partnership then in the custody of the Property Manager; and

iv.    cooperate with Owner and the Operating Partnership and take all reasonable steps requested by Owner or the Operating Partnership to assist it in making an orderly transition of the functions performed by the Property Manager.

b.    Upon termination, Owner shall specifically assume in writing all obligations under any third-party agreements entered into by Property Manager pursuant to Section 3(e) on behalf of Owner.

12.    Survival. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify Indemnified Parties or to compensate or reimburse Property Manager shall survive any expiration or termination of this Agreement and if Property Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Property Manager of Owner, such provisions shall apply as if this Agreement were still in effect.

13.    Insurance. Owner agrees that Property Manager shall be listed as an additional insured on all insurance policies related to the Premises. Owner hereby authorizes Property Manager to take all steps necessary to cause Property Manager to be named as an additional insured including, but not limited to, obtaining evidence of such additional insured status from Inland Risk and Insurance Management Services, Inc.

14.    Notices. All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices. The term, Business Day, means any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follows

If to Owner, to:	[ ], L.L.C. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Mr. Rahul Sehgal Telephone: (630) 218-8000 Facsimile: (630) 645-3783

If to Property Manager, to:	Inland Commercial Real Estate Services LLC 2901 Butterfield Road Oak Brook, IL 60523 Attention: Mr. Don Stewart Telephone: (630) 586-6100 Facsimile: (630) 574-9754

If to the Operating Partnership:	IPC Alternative Real Estate Operating Partnership, LP 2901 Butterfield Road Oak Brook, IL 60523 Attention: Joseph E. Binder Telephone: (630) 218-8000 E-mail: binder@inlandprivatecapital.com

A party’s address for Notice may be changed from time to time by notice given to the other party in the manner herein provided for giving Notice.

15.     Miscellaneous.

a.    Nothing contained herein shall be construed as creating any rights in persons or entities who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon Owner or Property Manager for the performance by Owner or Property Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained. Property Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Property Manager to Owner under this Agreement is that of an independent contractor.

b.    Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to conflicts of law principles.

c.    This Agreement may be assigned by either party uponthe prior written consent of (i) the non-assigning party and (ii) Owner’s lender, if applicable. If an assignment is permitted, then this Agreement shall be binding upon the assigns of Property Manager and the assigns of Owner and the Operating Partnership. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.

d.    If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and reasonable attorneys’ fees incurred in the enforcement of any provision of this Agreement.

e.    Either party’s failure to exercise any right under this Agreement shall neither constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by that party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

f.    All exhibits attached to this Agreement are hereby incorporated by reference.

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WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

PROPERTY MANAGER:	OWNER:

Inland Commercial Real Estate Services LLC, a Delaware limited liability company By: IREIC Property Management Group, Inc., a Delaware corporation, its sole member	[ ], L.L.C., a Delaware limited liability company By: [ ], L.L.C., a Delaware limited liability company, its sole member

By:	By:
Name:	Name:
Its:	Its:

OPERATING PARTNERSHIP:

IPC Alternative Real Estate Operating Partnership, LP, a Delaware limited partnership

By:
Name:
Its:

EXHIBIT A

Legal Description